Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE

PFGI Capital Corporation Announces Optional Remarketing
of Income PRIDESSM (CUSIP No. 74386X205)

Cleveland, July 21, 2005 – PFGI Capital Corporation announces to the holders of its Income PRIDESSM (NYSE: PCEPRI) that they may elect to have their Preferred Stock, which is a component of the Income PRIDESSM, participate in an optional remarketing on August 10, 2005. Holders of these securities who wish to participate in the remarketing need not take any action as their securities will be automatically tendered without further action.

If the remarketing is successful, the proceeds from the remarketing will first be applied to settle the holders forward purchase contract obligation. If the proceeds exceed this obligation, the remarketing agent may deduct a remarketing fee not to exceed 25 basis points of the aggregate liquidation preference of the remarketed preferred stock. Any remaining proceeds, if any, will be delivered to the holders participating in the remarketing on a pro rata per share basis.

If the remarketing agent is unable to remarket the Preferred Stock, holders may elect to early settle their forward purchase contact with cash, as described below, by August 8, 2005. Otherwise, National City Corporation will exercise its right to dispose of the Preferred Stock in satisfaction of the holders’ obligation under the forward purchase contract obligation by contributing the Preferred Stock to National City Corporation as a capital contribution.

Holders of Income PRIDESSM who do not wish to participate in the remarketing must elect to cash settle their forward purchase contract obligation. Holders electing cash settlement of forward purchase contract obligation must give written notice and submit the appropriate funds to JP Morgan Trust prior to 5:00pm New York City time on Monday August 8, 2005.

The dividend rate will be reset on the Preferred Stock that participates in the remarketing. The dividend reset rate will be announced on August 11, 2005 and will be effective on August 17, 2005. The Preferred Stock that is not remarketed will continue to earn a dividend of 7.75% per annum, subject to Board approval.

Holders of Preferred Stock that is held separately from Income PRIDESSM, as a result of early exercise of the forward purchase contract, are not eligible to participate in the remarketing.

Holders of Income PRIDESSM are advised to refer to PFGI Capital Corporation’s prospectus dated June 6, 2002 for a complete description of the terms and conditions of the Income PRIDESSM.

About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. The principal business objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to PFGI Capital Corporation shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.

About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, mortgage financing and servicing, consumer finance and asset management. For more information about National City, visit the company’s Web site at NationalCity.com.

For further information, please contact
Jennifer Hammarlund
National City Corporation
216-222-9849